Exhibit 99.2

Tidewater, Inc.

September 3, 2008

3:45 PM ET

Jim:	Our next speaker this afternoon will be Tidewater. Speaking from Tidewater will be Chairman and CEO, Dean Taylor. Following a seven year stint as US Naval Officer, Dean has been with Tidewater for the last 30 years. After a career in International Operations, Dean was appointed Executive Vice President in 2000, President in ‘01, CEO in 2002, and Chairman in 2003. Under Dean’s leadership, the company has undergone a significant fleet renewal, while at the same time, increasing its profits substantially and keeping a strong balance sheet. I also suspect— and, Dean, you can address this if you want— that we have a New York Jets fan with us. We do. Please welcome Dean back to our conference. Thank you.

Dean Taylor:	Jim, thank you very much. It’s nice to be here. Like Bret Favre who hails from the same small community in Mississippi from which I come, I still continue to be amazed and awed by this city. I’m sure Brett has the same sort of feelings. I hope you’ll forgive any obvious errors that I make and just chalk it up my point of origin.

With me today are Quinn Fanning, our Executive Vice President and soon to be Chief Financial Officer who has just joined us, Joe Bennett, our Chief Investor in Relations. Joe has been with the company about 15 years. Quinn, a few more days than 15 days. But we think Glen is going to be a great addition to our company. And Joe is a stalwart member of our management group.

We have our forward-looking statement disclosure. I won’t go through it. I think you’ve seen enough of those today already. This is our workplace. I’d ask everyone to keep in mind that [worker in the] oil field works on a platform that is as stable as this room for the most part. Even the drill ships for the most part are on a stable platform on which they work. Our fellas and our employees work on a platform like this, not quite as drastic. The weather is not quite as drastic as is shown in this series of pictures all of the time, but this is the environment in which our employees work. Nevertheless, even though we work on the most unstable environment in the oil field, our safety record parallels or exceeds almost every other company in the industry. Last year, our total recordable incident rate for 200,000 man hours was 0.23, which rivals all the best of our customers, as well as Dow Chemicals and DuPont, companies that are considered to be industry leaders in safety in the United States in the industrial workplace in the United States. This may not be very important to you as investors, but I promise you it’s important to our employees. And it’s important to our customers. It’s important to our employees to know that every one of them has [indiscernible] the obligation to stop any job any time that they feel like it’s unsafe. In this area of boom times in the industry when keeping employees is difficult, one of the attractions of our company is our safety record and our commitment to safety. You can look at our safety record through the last eight years and you see that it’s a tremendous achievement. It’s part of who we are. It’s part of what we do. We don’t just talk safety. We live safety. And we think it’s so important that we start every presentation at Tidewater, including investor presentations, with a little talk about safety.

Tidewater today has a solid safety record as I mentioned. We have a fleet. Our entire fleet is producing great returns, not just our traditional vessels but our new vessels. We’re rapidly increasing investments in new vessels as we speak. We have an unmatched global footprint. We work in about 61 countries around the world. We have employees from about 91 different countries around the world. We have a terrific balance sheet, probably unrivaled at least in our sector, our portion of the industry. We’re very disciplined in regards to investment and capital management. Some might say that we’re too disciplined. That’s a debatable issue. We understand that. One of the reasons that we have our capital structure as we do is I would say that we’ve been more successful in the past few years then we probably would be so that our cash flows have permitted us to invest tremendous amounts of money in new equipment while our balance sheet stayed relatively pristine.

What will Tidewater look like tomorrow? Well, we think it’s going to look like it does today except it’s going to have fleet with expanded capabilities above and beyond the fleet that we have today. We think our international presence which is already about 90% of our business will even be greater. We think we’ll continue to generate solid returns regardless of the market cycle. Right now, times are good. Everybody is having a good time. And returns are great for just about everybody and everywhere you look in the sector. We think our investments have been such that we are going to have fine returns almost independent of the cycle. We intend to be, and I think we will be, continue to be a financially strong company. And we look to grow our earnings and to have solid returns tied to our new vessel deliveries through the cycle even though we see no curvature to the horizon cycle right now. Everything looked like it’s up and to the right and there’s really no dark clouds on the horizon. We know we’re in a cyclical business. We don’t see the cycle coming right now. But there’s a cycle there someplace. My general feeling is that the cycles will be shorter and that the amplitude of the cycles will be smaller through time. But at any rate, we feel that we’re well prepared for whatever comes.

Our strategy has been and will continue to be to deploy out cash to renew our fleet with expanded capabilities. Our business model is very simple; it’s day rates and the utilization business. We have to work on both of those to push our day rates and our utilization. We seek to achieve and for the most part have achieved, I think, a nice balance between long and short term market opportunities contracting. About 50% of our fleet is on term contracts and abut 50% of our fleet is on spot contracts. We think that’s a nice mix. It allows us to take advantage continuing improvement in the sector, while at the same time giving us safety if the worm should turn so to speak.

We really believe that we can do acquisitions. But we want to acquisitions, the right acquisitions at the right time and at the right price. I did an acquisition shortly after I become CEO in 2003. We bought 27 ships from the ENSCO Drilling Company. And I haven’t been able to find one yet that has really met our criteria for an acquisition, so much so that I think that sometimes I’m almost incapable of doing and acquisition anymore. I really wonder whether I’ve set our targets too high. But I really don’t think so. I think we will eventually do an acquisition. I think it will be the right acquisition. It will be at the right place at the right time and the right price. We opportunistically intend to use our balance sheet strength. And we intend to continue to focus on creating shareholder value.

Even though oil prices and gas prices have come down recently, we think that this continued favorable commodity price environment will [look to] continue positive outlook for not only our business but for the sector. Lehman’s survey last year for 2008 showed E&P spending to be up 20% in 2008. And I frankly don’t think you’re going to see much change in 2009. I don’t think there’ll be much diminishment, if any, in E&P spending for 2009. I don’t know where [Jim] is on his survey yet, but when they do come out with it I think it’s going to be a pleasant surprise.

We feel like there are going to be more vessels needed for our part of the business. The reason why we think that is we see great contract visibility. Visibility is pretty strong and it goes out pretty far, roughly 187 new rigs on order, 89 EPSOs on order. Construction and seismic markets are backordered. They’re backlogs have probably never been strong in either part of the industry. Seismic is short of the front end of the sector. Construction is the tail end. Both have record backlogs, so we think the industry still looks pretty strong.

We have— in spite of the fact that we have many traditional vessels in our fleet, we have the largest new fleet in the industry. Our traditional vessels are continuing to produce excellent returns. And we have the best leverage of all the companies in our sector in the growing international markets.

This chart is just a bar chart that shows the relative positions of the top five vessels owners in our space. This would be just platform supply vessels in anchor handlers. We have about 292 of them. The next largest competitor has 84. Next largest would be 67, 66, and 61. This would be as of the end of June. This does not incorporate one of our competitors who has just recently announced an acquisition of another company which would put them at about the 84 or 85 level. But you can see that relatively we are by far the largest company in our space.

We offer some basic what we think are demand drivers for our services. Right now there are roughly 601 working rigs and 119 inactive rigs. Of the 119 inactive rigs, 40 are in the yards being repaired to go back to work; 12 are warm stack; 9 are hot stack; roughly 50 are cold stack of the 119 inactive rigs as we speak. Roughly 187 new rigs on order; 37 to be delivered in 2008; 64 in 2009; 50 in 2010; 26 in 2011 and 2012. [FDSO] was 279 active, 11 inactive, 89 under construction, 27 to come this year, 36 next year, 16 in 2010 and 10 thereafter.

This is a bar chart showing the global— that’s a fleet by age. This one would be anchor handlers, platform supply vessels. There are roughly 2,038, 2,040 active vessels in the worldwide fleet of platform supply vessels and anchor handling vessels. Of those 2,040, roughly 299 are 30+ years old. And another 489 are 25 to 29 years old. Another 171 are 20 to 24 years old. So roughly of the 2,000 vessels in the worldwide fleet that are operating today, about 1,000 are 20 years old or older. That compares to the 736 vessels roughly that are presently on the worldwide order book, some number of which are vessels that are option vessels that may or may not be constructed.

So we’ll work to a vessel to rig ratio using these numbers. Right now, there are 2,038 global vessel count, anchor handlers and platform supply vessels for the most part fully utilized. There are roughly 601 global working rigs. So we would say that there’s about a 3.4 vessel to rig ratio of vessels to rig in the active marketplace as we speak. Now, this doesn’t mean that there are 3.4 vessels servicing any one particular rig. What it does mean is when you [encompass] seismic, exploration, development, production, and construction activity, you take all that activity in the oil field and you boil it down and you just compare it to the number of active drilling rigs drilling there are about 3.4 vessels working for every rig that’s drilling. So we would say, okay, now what kind of incremental demand is going to be generated by the new rigs coming and the new rigs that are in the yards presently being refurbished to go back to work. So if you have 48 older rigs that are in yards getting prepared to go back to work, 187 new rigs under construction, each of those rigs would generate demand for about 3.4 additional vessels. We think one could make a case that there is not necessarily an overcapacity of vessels that’s looming over the horizon for our industry.

Our international presence really does drive our earnings. We have a unique global footprint. We have over 50 years of international experience. Our first international operation started in Venezuela in 1958. So we’ve been in Venezuela for 50 years. We’ve been in Mexico since 1962. We’ve been in Nigeria since 1966 and in Southeast Asia since the early ‘70s. We’ve been in Brazil since the early ‘70s. We’ve been in Mexico— I already said Mexico. We’ve been in Dubai since the early ‘70s. We’ve been in Dubai since then. We’ve been all over the world for a long time. There’s not much that happens in the world that we haven’t seen someplace before. We have a very— we have a lot of continuity in our management team. So hopefully when we make a mistake someplace internationally, we don’t repeat it someplace else.

The first quarter of our fiscal year 2009— and we are an April to March fiscal year company, so our fiscal year 2009 will end in March 2009. For our first quarter which ended in June of 2009, our international operations were 88% of our revenues and 90% of our profits. We have the industry’s largest international fleet and we’re growing that fleet. We have longer contracts, better utilization, and higher day rates for both our new and traditional vessels that are working in the international markets. And as noted by the Lehman survey, the international E&P spending is projected to grow faster than overall E&P spending which would include domestic US spend. All that equates to stronger earnings for our company.

This is active vessel count by region. We have about 37 vessels actively employed now in North America, about 100 in South America, about 150 in West Africa, about 33 in Europe and the Middle East. And Europe would be the Mediterranean, Red Sea, and Dubai and India. In the Far East and Australia, we have about 50 vessels. So we have a footprint all over the world. And we’re 90% international and about 10% domestic, versus 10 years ago we were 67% international and 43% domestic in terms of our overall business.

This is what’s happened to our international day rates since our fiscal year 2005. That would be March 2005. We’ve had about our total day rate growth has been about 71%. And that’s composed of about 81% day rate growth in our new vessels. That would be anything bought or built since the year 2000. And our traditional vessels have had a 44% growth in day rates during that same time period.

Not only do we have the industry’s largest new fleet, we intend to continue to grow it. We feel like because of our balance sheet and our borrowing capacity we have the ability to support about $1 billion per year fleet renewal and growth over the next few years. Our CAPEX last year ended March 2008 was about $354 million. We think we can fund this with internal cash flow and available credit. And when we do make these decisions, we’re always weighing build versus the buy criteria. We evaluate each to try to make good decisions depending on the circumstances at hand. We continually strive for a balance between performance growth and financial strength. Since January of 2000 this has been the makeup of commitments for new vessels that we have made. You can see nice balance between anchor handlers, platform supply vessels, crew boats and tugs. Roughly 201 vessels for a commitment of about $2.9 billion. About $900 million of that has not been paid for yet, so we have about $900 million in unfunded commitments on our order books as we speak.

Today, we have 59 vessels on our order books; 25 of those are anchor handlers; platform supply vessels are about 28; and six are crew boats or tugs. So you can see it’s skewed towards larger vessels. About half of the 59 would be— would really consider to be deep water vessels. We consider a deep water vessel to be anything greater in brake horsepower than 10,000 brake horse power and 32 under dead weight tons for platform supply vessels. A lot of other companies have different definitions, but that’s our definition. I think our definition is a little bit more restrictive and a little bit more rigorous than some of the other companies that will define deep water vessels. Some companies who will define platform supple vessel, for example, anything greater than 2,000 dead weight tons. We don’t do that.

In the delivery schedule, we have 17 yet to come this fiscal year before March 31, 2009, 22 to come by March 31, 2010, and 20 thereafter. Of the 17 that are to come this fiscal year, all but one will be delivered before March. So we think that on the home our delivery schedules are pretty firm. We don’t expect any slippage. We do expect 17 vessels to be delivered by the end of this fiscal year. 22 in 2010 is not quite a certain, but we still we have onsite supervision in every yard. And we feel pretty good that our delivery schedules are pretty firm

This chart is a little bit busy but it demonstrates fleet cash operating margins, as well as contributions between new and traditional vessels. You and see that in 2000 we had very little contribution from newer vessels. In 2002, we started ramping up our investment in newer equipment. And we ramped it up to such an extent where contribution of operating cash margins is about 55% now from new vessels and about 45% from what we would call traditional vessels.

When we deliver the 59 vessels that are in our present construction pipeline, those 59 vessels should deliver using today’s economics about $336 million of operating cash margin. That $336 million of operating cash margin would take the place of all the margin that is produced by our traditional vessels. So the entire green portion of our present operating cash margin, roughly 45%, would be replaced by the 59 vessels that we have under construction, would actually be exceeded. So the key question for our company is how long do those traditional vessels work, at what rates, and how long do they contribute to the overall profitability of the company. We think that they’re going to work longer and be more productive than most people have given us credit for. And of course, we have to show you. And I would say over the last few years that we have showed that our more traditional vessels have contributed to a much greater extent than most people thought they would have for that time. So we have 59 vessels coming. Estimated EPS affect of those 59 vessels, roughly $4.75 a share. And we haven’t stopped and we don’t intend to stop our new building programs. We think we have plenty of fire power yet to deliver in terms of profitability for our shareholders.

Even as we’ve added roughly 187 new vessels to our fleet either through commitments or deliveries, we have disposed of 400 vessels in the same period of time. We’ve scrapped 72 vessels and we’ve sold 328. All but about 35 of the 328 that we’ve sold have been sold outside of the industry. We don’t sell vessels to someone who will bring them back into the industry and use them to compete against us. We have a very rigorous process where we insure that when we do sell a vessel it goes out of the industry. The ones that we have sold that have come back into the industry, we knew at the time when we sold them that they would remain in the industry because we were selling them to previous joint venture partners when we were wrapping up a joint venture and wanted to get out of it. The quickest way to do it would be to sell them our vessels then to end the joint venture. So we think that this exhibits a very disciplined approach to the disposal of equipment and we intend to continue to be equally disciplined as we move forward.

This is our balance sheet. As of June 2008, we had roughly $185 million in cash, roughly $2 billion in shareholder equity, about $300 million in long term debt. That would exclude some leases that we have, but the leases that we have a nominal. Our net debt to total cash as of June 2008 was about 5.5%. A little bit more debt to total cash then we had in March. But we used some of our cash from March to June to maintain some new equipment.

Selected financial highlights comparing the quarters ended June 30, 2008 and 2007. Our revenues grew by about $35 million. Our earnings actually decreased, but part of that was the change in net gains on sales. Earnings per share were up about $0.11 per share. Net cash from operations down somewhat, a lot of moving parts to that. But in general, our capital expenditures were $129 million during the quarter ended June of 2008, as opposed to $111 million in 2007.

We’ve had significant earnings growth since fiscal 2004. Since March of 2004, we’ve had a 58% four year compound annual earnings growth rate going from about $1.03 a share to our fiscal year ended March 2008 $6.39 a share. These figures are exclusive of some vessels sales and fleet sales that we had along the way, so it is valid comparison year to year.

Here’s some of the things we’ve been doing to return value to our shareholders. We currently have a share repurchase authority of $200 million. Since august 2005, we’ve repurchased 9.5 million shares for $516 million at an average share price of $54.57 a share. We recently increased our dividends to $0.15 a share to $0.25 a share. We’re only one of eight in the [LSX] that pays a dividend. We pay currently the highest yield. In the last couple of days, unfortunately, our yield has gone higher. I suppose the other seven companies has gone higher too. We’re working like hell to reduce our yield. I can say that.

Our financial strategy at Tidewater is really a triangle. We try to maintain our financial strength. We want to renew our fleet and we need to deliver results. We feel like if you go overboard in any one direction you tip the triangle and you knock it over. We think we’ve done a nice job of maintaining our financial strength while we have spent roughly or made commitments of roughly $2.7 billion in new equipment and we’ve certainly delivered results over the last five years.

That’s our presentation, Jim. With that, I’d be pleased to entertain any questions. And Joe and [Quinn] will help if they can.

Jim:	Okay. Questions for Dean? [Indiscernible].

Unidentified Participant:	Dean, you laid a scenario or a calculation where you had the number of rigs working, the number of vessels working. I believe you had a vessel to rig ratio of about 3.4 vessels per rig right now in the marketplace. [They] continue to move higher on a global basis than most major markets. Utilization of the working fleet or the market fleet is essentially full. What ratio do you think would balance the market?

Dean Taylor:	We’ve gone back 20 years and looked at the ratio. And the ratio has been very constant. It varies between about 3.3 to 3.4 when the markets are very good to 4, 4.1 when markets are not so good. So that 4 [or not necessary 4], some would be [idle or stacked]. We’ve heard people say; well you know the new boats are more capable. They have greater capacity. They’re safer. Ergo you don’t need as many of them to service the rigs. [But just for laughs] the other day I went back and looked at compared to the numbers of vessels serving the North Sea market 20 years ago and compared it to the ratio of vessels serving the North Sea market today. And believe it or not, with all the improvements that have been made, and the North Sea market is probably the most mature market in terms of vessel sharing, vessel pulling. Certainly, it has many, many very capable ships in that marketplace. There are actually more vessels per rig working today in the North Sea than there were working 20 years ago. So I think it shows you that— I think it shows that, one, the industry has become more safety conscious. No one wants to take the risk of an accident. So in the case of doubt, they tend to opt to have more vessels rather than less. Second, vessels as a percentage of spread cost— of the overall spread cost— have gone down. Much less likely that an operator is going to right shutting down his spread for lack of a vessel with a spread cost of $850,000 to a million dollars a day and [when there before] spread costs were significantly less. So again, in case of doubt, they’re going to tend to have more equipment rather than less.

And finally, I think the wells are more complicated. The wells are deeper, horizontal, horizontal length. Total well depth is much greater than they use to be, so we need more material. And finally, there is the issue of debt capacity on many of the rigs. We have seen numerous occasions where vessels are used just to store equipment that rigs can’t store on the rig because of debt load capacity. For all those reasons, I think the vessel to rig ratio will remain somewhere between 3.4 and 4. And I think the tendency will be for it to be more rather than less. We’re not nearly as preoccupied— and we’ve been saying this for a while— we’re not as preoccupied as some may be in terms of total worldwide vessel order [boats].

Jim:	Dean, can you talk about the opportunities to acquire vessels that are currently being constructed and how the economics of that change let’s say in the past six to twelve months if they have change and in your opinion how the economics of acquiring a vessel compare with building a new vessel.

Dean Taylor:	Well, economics of acquiring— everything depends, of course, Jim. Where you are trying to build; what you are tying to buy; and from whom you are trying to buy. But in general, I would say that the economics of building organically as opposed to buying somebody else’s equipment have gotten worse. Shipyard pricing has not come down. We’ve seen more people who have built on a speculative basis. They’re coming to market earlier and more frequently than they were before, but their prices haven’t come down. So if you look at sort of the risks to reward ratio of building internally versus buying someone else’s boat that they already have under construction, it hasn’t changed very much. But neither are very good these days, not nearly as good as it was two years ago. The economics have not improved [for which] I guess we may be looking closer at fleet acquisitions. It used to be that the economics were skewed so much in favor of growing organically as opposed to buying a fleet that we chose to go the organic route. It’s slower, but we felt like the economics were best.

Jim:	So correct me if I’m wrong, Dean, but on your last call you announced that you had the authorization to almost double capital spending from maybe $500 million a year to close to a billion. I had the impression that at least part of that was going to go to more aggressive building programs. Given what you just said about the economics, it’s just to give you the flexibility of buying fleets of vessels should those opportunities arise?

Dean Taylor:	Yeah. We said we would evaluate both fleet acquisition and vessel acquisitions with the same criteria is what we said on the call. One doesn’t necessarily preempt the other, but we use the some criteria in each case. It’s sort of like shopping— it’s sort of like shopping around for deals. Here in New York if you want something nice, you go to Saks or you go to a nice store and you pay the asking price and you get nice quality stuff. But if you look around and if you take more time, you could get some nice deal, equally nice quality stuff. The same thing is happening in yards. If you look around enough, you can get some nice deals. But it takes time. Just like looking for bargains when you are shopping here on Fifth Avenue, it takes time. So it depends on how much time you think you’re going to need to get a bargain. You compare that to what you could make if you had the equipment in hand right now and you were working the equipment. You look at the economics. You try to make a good decision. But that’s really the criteria.

Jim:	And my fleet acquisitions, you mean primarily, Dean, fleets that are already out and operating not that are under construction.

Dean Taylor:	It could be a combination of both. You could— there some opportunities where a company has a number of ships in operation and a number in their pipeline as well. So it could be a combination of both.

Jim:	And other than having a preference for newer vessels, can you describe sort of the ideal characteristics that a potential acquisition could have?

Dean Taylor:	New vessels. It’d have to have almost all new vessels. We have enough traditional vessels as it stands. Second, I think, we would want something that would compliment our international footprint, maybe get us into some markets where we aren’t presently very strong. Certainly, the more consolidation in markets the better. That would be important. Those would be the main criteria.

Jim:	How about size of vessels? Would you rather have the, let’s just say, 220 foot vessels or the more expensive vessels that are primarily designed to serve deep water?

Dean Taylor:	Well, the 220s are sort of tweeners. They can go deep water and they can go shallow water. In terms of whether we want to be in the MPSV business in a big way or not, like some of the previous speakers, I would say that we wouldn’t. We feel like although— we feel like in our own business that we know and we understand very well. There is a significant [order book]. But there’s also not older equipment where if there’s a mismatch in timing that what will happen is that the older equipment falls out of the marketplace faster but you don’t have a big problem in terms of over capacity. In the MPSV market and in the construction market in some of the fancier markets, there is no obsolete equipment. There is no traditional equipment. It’s all new. So if there is too much equipment, there’s going to be some really expensive equipment working at really low rates providing very poor returns on investment. So we think that it’s better to be sort of in the middle of the fairway then too far on one side or the other. Now, that’s just our view. It could be that some of these people that are taking big bets on MPSVs and that things will work out fine. But there are about 150 in addition to the 740 ships under construction in our business. There are about 150 ships under construction in the MPSVs, diving support, that part of the business as well. And since the investments are so big, roughly $100 million to $150 million and up per copy, we just think there is a lot more work there relative maybe to some of the rewards. And we’ll be drug into that market, but we will be drug into it by our customers. We’re not just going to go jump into it speculative.

Jim:	Okay, Dean, thank you very much. We’ll have a breakout session Liberty one and two. Thank you.